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                                                                      EXHIBIT 21

                                 Subsidiaries:

     PrimeEnergy Management Corporation, a New York corporation 100% owned by PrimeEnergy Corporation

     Prime Operating Company, a Texas corporation 100% owned by PrimeEnergy Corporation

     Eastern Oil Well Service Company, a West Virginia corporation 100% owned by PrimeEnergy Corporation

     Southwest Oilfield Construction Company, an Oklahoma corporation, 100% owned by PrimeEnergy Corporation